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                                                                    EXHIBIT 99.1
THE
HARTFORD

                                                         NEWS RELEASE
                                              Hartford Plaza, Hartford, CT 06115

Date:               May 21, 1998

For Release:        Upon Receipt

Contact:            Joyce Willis                  Cynthia Michener

                    Office: 860/547-4951          Office: 860/547-5624


                      THE HARTFORD DECLARES 2-FOR-1 STOCK SPLIT
                           Quarterly Dividend is 42 cents

HARTFORD, Conn. -- The Hartford Financial Services Group, Inc. (NYSE:HIG) today announced that its Board of Directors declared a two-for-one split of the company's common stock. The Board's action took place at a regularly scheduled meeting following The Hartford's annual shareholders' meeting in Chicago.

The stock split will be in the form of a 100 percent stock dividend, in which one new share of common stock will be issued and distributed for each share outstanding. The record date for the stock split will be the close of business on June 24, 1998, and the distribution date will be July 15, 1998. The Hartford currently has approximately 117.9 million shares outstanding.

The Hartford's Chairman and CEO, Ramani Ayer, said the stock split is another example of the company's commitment to its shareholders. "This reflects our confidence in the company's future and is an excellent way for us to improve market liquidity and generate greater investor interest in our stock," he said.

The Hartford's Board of Directors also declared a quarterly dividend of 42 cents per share. The dividend will be payable July 1, 1998 to shareholders of record at the close of business on June 1, 1998.

The Hartford is one of the nation's oldest and largest international insurance and financial services operations, with 1997 revenues of $13.3 billion. As of March 31, 1998, The Hartford had assets of $141.4 billion and shareholder equity of $6.3 billion. The company is a leading provider of commercial property and casualty insurance, automobile and homeowners coverages, and a variety of life insurance, annuities, employee benefits and asset management plans.

       The Hartford's Internet address is http://www.thehartford.com.